Exhibit 10.1

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

CASH AMERICA INTERNATIONAL, INC.

AND

ENOVA INTERNATIONAL, INC.

Dated as of [            ], 2014

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

ARTICLE II	SERVICES	2
2.1	Services	2
2.2	Service Coordinators	3
2.3	Additional Services	3
2.4	Third Party Services	3
2.5	Standard of Performance; Limitation of Liability	4
2.6	Service Boundaries and Scope	4
2.7	Cooperation	5
2.8	Transitional Nature of Services; Changes	5

ARTICLE III	SERVICE CHARGES	5
3.1	Service Fee	5
3.2	Performance under Ancillary Agreements	5

ARTICLE IV	PAYMENT	5
4.1	Payment	5
4.2	Payment Disputes	6
4.3	Error Correction	6
4.4	Taxes	6
4.5	Records; Audits	7

ARTICLE V	TERM	7

ARTICLE VI	DISCONTINUATION OF SERVICES	7
6.1	Discontinuation of Services	7
6.2	Procedures Upon Discontinuation or Termination of Services	7

ARTICLE VII	DEFAULT	8

ARTICLE VIII	INDEMNIFICATION	8
8.1	Personal Injury	8
8.2	Property Damage	8
8.3	Waiver of Consequential Damages	9
8.4	Services Received	9

ARTICLE IX	CONFIDENTIALITY	10

ARTICLE X	FORCE MAJEURE	10
10.1	Performance Excused	10
10.2	Notice	10
10.3	Cooperation	10
10.4	No Liability	10

- i -

ARTICLE XI	MISCELLANEOUS	11
11.1	Construction	11
11.2	Assignment	11
11.3	Entire Agreement	11
11.4	Notices	11
11.5	Governing Law	12
11.6	Severability	12
11.7	Amendment	12
11.8	Counterparts	12
11.9	Authority	13
11.10	Binding Effect	13
11.11	Waiver	13
11.12	Arbitration	13
11.13	Relationship of Parties	13
11.14	Further Assurances	13
11.15	Survival	13

Schedule 1 - Services

- ii -

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of             , 2014, between Cash America International, Inc., a Texas corporation (“Parent”), and Enova International, Inc., a Delaware corporation (“Enova”).

RECITALS

WHEREAS, Parent is the holder of all of the equity interests in Enova;

WHEREAS, Parent has determined that for corporate non-tax business purposes it is in the best interests of Parent and Enova to separate Enova from Parent;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and Enova have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation and Distribution Agreement”), and the other Ancillary Agreements (as defined in the Separation and Distribution Agreement);

WHEREAS, Parent currently intends that, on the Distribution Date (as defined in the Separation and Distribution Agreement), Parent shall distribute to holders of shares of Parent Common Stock (as defined in the Separation and Distribution Agreement), through a spin-off, 80 percent of the outstanding shares of Enova Common Stock (as defined in the Separation and Distribution Agreement) (the “Distribution”);

WHEREAS, immediately following the Distribution, Parent will own 20 percent of the issued and outstanding shares of Enova Common Stock;

WHEREAS, in order to ensure an orderly transition under the Separation and Distribution Agreement, Parent intends to provide to Enova certain services described herein for a transitional period.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Agreement are defined as set forth below or in the sections indicated, as applicable. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I of the Separation and Distribution Agreement.

“Additional Services” has the meaning given such term in Section 2.3.

An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such

Person. For this purpose, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person controlled, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything herein to the contrary, no member of the Enova Group (as defined in the Separation and Distribution Agreement) shall be deemed to be an Affiliate of any member of the Parent Group (as defined in the Separation and Distribution Agreement), and no member of the Parent Group shall be deemed to be an Affiliate of any member of the Enova Group.

“Agreement” has the meaning given such term in the Preamble.

“Distribution” has the meaning given such term in the Preamble.

“Distribution Date” means the date of the consummation of the Distribution, which shall be determined by Parent in its sole and absolute discretion.

“Enova” has the meaning given such term in the Preamble.

“Enova Entities” means Enova and its Subsidiaries.

“Force Majeure Event” has the meaning set forth in Section 10.1.

“Invoice” has the meaning given such term in Section 4.1.

“Parent” has the meaning given such term in the Preamble.

“Separation and Distribution Agreement” has the meaning given such term in the Recitals.

“Service Coordinator” has the meaning given such term in Section 2.2.

“Service Fee” has the meaning given such term in Section 3.1.

“Services” has the meaning given such term in Section 2.1(a).

“Subsidiary” means an Affiliate controlled by a Person directly, or indirectly through one or more intermediaries.

“Tax” has the meaning given such term in Section 4.4.

“Third Party Service Provider” means any agent, consultant, temporary employee, independent contractor or subcontractor engaged by Parent to perform any Service hereunder.

ARTICLE II

SERVICES

2.1 Services.

(a) Subject to the terms and conditions of this Agreement, Parent, directly or acting through its Affiliates and/or its or its Affiliates’ respective employees or Third

Party Service Providers, agrees to provide or cause to be provided to the Enova Entities the services set forth in Schedule 1 hereto (together with any Additional Services provided pursuant to Section 2.3 are collectively referred to herein as the “Services”).

(b) At all times during the performance of the Services, all Persons performing such Services (including Third Party Service Providers) shall be construed as being independent from the Enova Entities and such Persons shall not be considered or deemed to be an employee of any of the Enova Entities nor entitled to any employee benefits from any of the Enova Entities as a result of this Agreement. Enova acknowledges and agrees that, except as may be expressly set forth herein as a Service (including such agreed Additional Services to be provided pursuant to Section 2.3 below) or otherwise expressly set forth in the Separation and Distribution Agreement, any other Ancillary Agreement, or other binding definitive agreement, Parent shall not be obligated to provide, or cause to be provided, any service or goods to any of the Enova Entities.

(c) Parent shall not be required to perform Services hereunder that conflict with or violate any applicable law, contract, license, authorization, certification, or permit by which it is bound.

2.2 Service Coordinators. Parent and Enova each agree to appoint one of their respective employees who will have overall responsibility for managing and coordinating the delivery of Services, including making available the services of appropriately qualified employees and resources to enable the provision of the Services (each, a “Service Coordinator”). The Service Coordinators will consult and coordinate with each other regarding the provision of Services.

2.3 Additional Services. From time to time during the term of this Agreement, Enova may request additional Services from Parent by providing written notice. Upon the mutual written agreement as to the nature, cost, duration, and scope of such additional Services, Parent and Enova shall supplement in writing this Agreement and Schedule 1 hereto to include such additional Services (such agreed services, the “Additional Services”).

2.4 Third Party Services. Parent shall have the right to subcontract with one or more Third Party Service Providers to provide all or part of any Services hereunder so long as such subcontracting is consistent with past practices and the practice applied by Parent generally from time to time within its own organization. If subcontracting for a Service is not consistent with past practices and the practice applied by Parent generally from time to time within its own organization, then Parent shall give Enova written notice of its intent to subcontract such Service and Enova shall have five (5) days to notify Parent in writing as to whether Enova, in its sole discretion, agrees to permit such subcontracting or whether to cancel such Service in accordance with Article VI hereof and any failure of Enova to provide such written notice within such five (5) day period shall be deemed to be Enova’s agreement to permit such subcontracting. If Parent engages a Third Party Service Provider to perform any Services hereunder as permitted by this Agreement, Parent shall be responsible for any failure of such Third Party Service Provider to perform any such Service hereunder to the same extent as if Parent was performing such Service itself.

2.5 Standard of Performance; Limitation of Liability.

(a) The Services to be provided hereunder shall be performed with the same general degree of care, at the same general level, and at the same general degree of accuracy and responsiveness, as when performed within the Parent organization prior to the date of this Agreement. It is understood and agreed that Parent is not a professional provider of the types of services included in the Services and that Parent personnel performing such Services have other responsibilities, and will not be dedicated full-time to performing the Services.

(b) In the event Parent fails to provide, or cause to be provided, the Services in accordance herewith, the sole and exclusive remedy of Enova shall be to, at Enova’s sole discretion, within ten (10) days from the date that Parent first fails to provide such Service, send written notice of such failure to Parent indicating that Parent should either (i) reperform the Service, or (ii) discontinue such Service; provided, that in the event Parent defaults in the manner described in Article VII, Enova shall have the further rights set forth in Article VII.

(c) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.5, NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, IMPLIED, OR EXPRESSED, ARE MADE BY PARENT OR ANY AFFILIATE OF PARENT WITH RESPECT TO THE SERVICES UNDER THIS AGREEMENT AND ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED. ENOVA HEREBY EXPRESSLY WAIVES ANY RIGHT ENOVA OR ANY OF THE ENOVA ENTITIES MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE, OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW, OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE, OR OTHER FAILURE OR BREACH BY PARENT OR ANY AFFILIATE OF PARENT UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT, OR ACTIVE OR PASSIVE) OF PARENT, ANY AFFILIATE OF PARENT, OR ANY THIRD PARTY SERVICE PROVIDER AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE, OR NON-U.S. LAWS OR OTHER STATUTE OR OTHERWISE; PROVIDED, HOWEVER, THAT THE FOREGOING WAIVER SHALL NOT EXTEND TO COVER, AND PARENT SHALL BE RESPONSIBLE FOR, SUCH LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PARENT, ANY AFFILIATE OF PARENT, OR ANY THIRD PARTY SERVICE PROVIDER. IN NO EVENT WILL PARENT’S LIABILITY UNDER THIS AGREEMENT EXCEED AN AMOUNT EQUAL TO THE AGGREGATE SERVICE FEES ACTUALLY PAID BY ENOVA.

2.6 Service Boundaries and Scope. Except as provided in Schedule 1, (a) Parent shall be required to provide, or cause to be provided, the Services only at the locations such Services are being provided by Parent for any of the Enova Entities immediately prior to the Distribution Date, and (b) the Services shall be available only for purposes of conducting the business of the Enova Entities substantially in the manner it was conducted immediately prior to the Distribution Date. Except as provided in Schedule 1, in providing, or causing to be provided, the Services, Parent shall not be obligated to (a) maintain the employment of any specific employee or hire additional employees, (b) purchase, lease, or license any additional equipment (including, without limitation, computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools, and other tangible personal property) that it would not acquire in the ordinary course of business, (c) make modifications to its existing systems, (d) pay any costs related to the transfer or conversion of data of any of the Enova Entities, or (e) be directed by Enova with respect to the allocation or selection of the Parent employees used to provide the Services.

2.7 Cooperation. Parent and Enova shall cooperate with one another and shall provide such further assistance as the other party may reasonably request in connection with the provision of Services hereunder.

2.8 Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the Services and that Parent may make changes from time to time in the manner of performing the Services if Parent (a) is making similar changes in performing similar services for Parent and its Subsidiaries and (b) furnishes to Enova prompt notice respecting such changes.

ARTICLE III

SERVICE CHARGES

3.1 Service Fee. In consideration for the provision of the Services, Enova shall pay to Parent a monthly fee of $[        ] (the “Service Fee”) and shall reimburse Parent for all reasonable, direct or indirect, out-of-pocket costs that are incurred to provide any Service, including any expenses incurred pursuant to Sections 2.4 that are not invoiced directly to Enova, but excluding personnel and general overhead costs incurred by the Parent Group; provided, however, to the extent it is not consistent with past practices prior to the date hereof for Enova to reimburse Parent for the costs of Services provided by Third Party Service Providers, then Enova shall have no obligation to reimburse Parent for any such out-of-pocket costs incurred by Parent in connection with the use of such Third Party Service Provider to perform Services hereunder unless Parent receives Enova’s consent to such reimbursement prior to engaging such Third Party Service Provider to perform the applicable Service.

3.2 Performance under Other Agreements. Notwithstanding anything to the contrary contained herein, Enova shall not be charged under this Agreement for any services that are specifically required to be performed under the Separation and Distribution Agreement or any other Ancillary Agreement and any such other services shall be performed and charged for in accordance with the terms of the applicable Ancillary Agreement.

ARTICLE IV

PAYMENT

4.1 Payment.

(a) Unless otherwise agreed by the mutual agreement of the Service Coordinators, Parent shall deliver to Enova, on or before the 15th day of each month, addressed to the attention of the Enova Chief Financial Officer or such other person as Enova may designate in writing, an invoice setting forth in reasonable detail for the immediately preceding month (i) the Service Fee, (ii) the basis for the calculation of the out-of-pocket costs, and (iii) such additional information as Enova may reasonably request (the “Invoice”). Absent manifest error in calculations contained in an Invoice (or if there is manifest error, Enova will correct such error show such recalculation and deliver written notice thereof to Parent within sixty (60) days following Enova’s receipt of the Invoice), Enova shall wire transfer or ACH to the account of Parent, within thirty (30) days after the date of the Invoice, the invoiced amount, in U.S. dollars, in full in accordance with written wiring instructions previously provided by Parent. Adjustment credits or debits shall be shown on, and settled concurrently with, the Invoice next succeeding the Invoice for which the adjustment is made. In addition, the parties may also process or settle any payments owed under this Agreement directly through electronic transfers between the parties’ designated bank accounts.

(b) Any preexisting obligation to make payment for Services provided hereunder shall survive the termination of this Agreement.

4.2 Payment Disputes. Enova may object to any amounts for any Service at any time before, at the time of, or after payment is made, provided such objection is made in writing to Parent within 60 days following the date of the disputed Invoice. Enova must timely pay all amounts in the invoice not subject to dispute within the thirty (30) day period described in Section 4.1 above; and Enova may withhold payment of the disputed items pending resolution of the dispute. Payment of any amount shall not constitute approval thereof. The Service Coordinators shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved by the Service Coordinators within 60 days after Enova notifies Parent of the dispute in writing shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article IV of the Separation and Distribution Agreement. Neither party shall have a right of set-off against the other party for billed amounts hereunder. Upon written request, Parent will provide to Enova reasonable detail and support documentation to permit Enova to verify the accuracy of an Invoice.

4.3 Error Correction. Parent shall make adjustments to charges as required to reflect the discovery of errors or omissions in charges. Services under this Agreement and charges therefor shall be subject to audit in accordance with Section 4.5 hereof.

4.4 Taxes. Any transfer taxes, excises, fees, or other charges (including, without limitation, value added, sales, use, or receipts taxes, but not including a tax on or measured by the income, net or gross revenues, business activity, or capital of Parent), or any increase therein, now or hereafter imposed directly or indirectly by law upon any fees paid hereunder for Services, which Parent is required to pay or incur in connection with the provision of Services hereunder (“Tax”), shall be passed on to Enova as an explicit surcharge and shall be paid by Enova in addition to any Service Fee payment, whether included in the applicable Service Fee payment, or added retroactively. If Enova submits to Parent a timely and valid resale or other exemption certificate acceptable to Parent and sufficient to support the exemption from Tax, then such Tax will not be added to the Service Fee payable pursuant to Article III; provided, however, if Parent is ever required to pay such Tax, Enova will promptly reimburse Parent for such Tax, including any interest, penalties, and attorney’s fees related thereto. The parties will cooperate to minimize the imposition of any Taxes.

4.5 Records; Audits.

(a) Parent shall maintain true and correct records of all receipts, invoices, reports, and such other documents relating to the Services rendered hereunder in accordance with its standard accounting practices and procedures, consistently applied. Without limiting the generality of the foregoing, Parent’s accounting records shall be maintained in sufficient detail to enable an auditor to verify the accuracy, completeness, and appropriateness of the charges for the Services hereunder. Parent shall retain such accounting records and make them available to Enova’s auditors for a period of not less than six years from the close of each fiscal year of Parent; provided, however, that Parent may, at its option, transfer such accounting records to Enova upon termination of this Agreement.

(b) Upon written request, Enova and its duly authorized representatives shall have access during customary business hours to the accounting records and other documents maintained by Parent that relate to this Agreement and shall have the right to audit such records; provided, however, that the same period cannot be re-audited. Any dispute arising out of an audit that is not resolved by the mutual agreement of the Service Coordinators shall be resolved in accordance with the dispute resolution and arbitration procedures set forth in Article IV of the Separation and Distribution Agreement.

ARTICLE V

TERM

Enova shall undertake to provide to itself and its Subsidiaries, and to terminate as soon as reasonably practicable in accordance with Article VI, the Services provided to the Enova Entities hereunder. Except as otherwise expressly agreed or unless sooner terminated, this Agreement shall continue in full force and effect between the parties until the one-year anniversary date of Distribution Date.

ARTICLE VI

DISCONTINUATION OF SERVICES

6.1 Discontinuation of Services. After the date hereof, Enova may, without cause and in accordance with the terms and conditions hereunder, request the discontinuation or partial discontinuation of one or more specific Services or all of the Services provided thereunder by giving Parent at least 30 days’ prior written notice; provided, however, that (a) Enova shall be liable to Parent for all costs and expenses Parent remains obligated to pay in connection with, and attributable to, the provision of the discontinued Service or Services and (b) Parent shall use reasonable best efforts to minimize all such costs and expenses. In such case, by mutual agreement, the parties may agree to a corresponding reduction in consideration payable therefor pursuant to Article III. The parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to the Enova Entities of all of the duties and obligations previously performed by Parent under this Agreement.

6.2 Procedures Upon Discontinuation or Termination of Services. Upon the discontinuation or termination of a Service hereunder, this Agreement shall be of no further force and effect with respect to such Service, except as to obligations accrued prior to the date of discontinuation or termination; provided, however, that Article I, Article VIII, and Article IX of this Agreement shall survive such discontinuation or termination. Each party shall, within 60 days after discontinuation or termination of a Service, to the extent reasonably practicable, deliver to the other party all property in its possession, including, but not limited to, (a) originals of all books, records, contracts, receipts for deposits, and all other papers or documents in its possession which pertain exclusively to the business of the other party and relate to such Service, and (b) copies of books, records, contracts, receipts for deposits, and all other papers or documents maintained by the other party and which pertain in part to the business of the other party and relate to such Service; provided, that a party may retain archival copies of material provided to the other party pursuant to this Section 6.2.

ARTICLE VII

DEFAULT

In the event of a (a) failure of Enova to pay for Services in accordance with the terms of this Agreement, (b) failure of Parent to perform, or cause to be performed, the Services in accordance with the terms of this Agreement, which failure results or could reasonably result in a material adverse impact on the business, operations, or financial results of the Enova Entities taken as a whole, or (c) default by any party, in any material respect, in the due performance or observance by it of any of the other terms, covenants, or agreements contained in this Agreement, then the non-defaulting party shall have the right, at its sole discretion, to immediately terminate this Agreement if the defaulting party has (i) failed to cure the default within 30 days of receipt of the written notice of such default or (ii) if such default is not reasonably susceptible to cure within a 30-day period, failed to take action within 30 days of receipt of the written notice of default reasonably designed to cure such default as soon as is reasonably practicable. Enova’s right to terminate this Agreement set forth in (b) and (c) above and the rights set forth in Section 2.5 shall constitute Enova’s sole and exclusive rights and remedies for a breach by Parent hereunder (including, without limitation, any breach caused by an Affiliate of Parent or other third party providing a Service hereunder).

ARTICLE VIII

INDEMNIFICATION

8.1 Personal Injury. Each party (as an indemnifying party) shall assume all liability for and shall release, defend, indemnify, and hold the other party, its affiliates, and their respective employees, officers, directors, members, managers, partners, Third Party Service Providers and agents (all as indemnified parties) free and harmless from and against all losses in connection herewith in respect of injury to or death or sickness of any employee, Third Party Service Provider, agent, or representative of the indemnifying party, its affiliates or their contractors or subcontractors, howsoever arising and whether or not caused by the negligence (whether sole, joint, or concurrent, or active or passive) of the indemnified parties, except to the extent such loss is caused by the gross negligence or willful misconduct of an indemnified party.

8.2 Property Damage. Each party (as an indemnifying party) shall assume all liability for and shall release, defend, indemnify, and hold the other party, its affiliates, and their respective employees, officers, directors, members, managers, partners, Third Party Service

Providers and agents (all as indemnified parties) harmless from and against all losses in connection herewith in respect of loss of or damage to such indemnifying party’s property or property of its affiliates, their contractors or subcontractors or their respective employees, agents, or representatives, howsoever arising and whether or not caused by the negligence (whether sole, joint, or concurrent, or active or passive) of the indemnified parties, except to the extent such loss is caused by the gross negligence or willful misconduct of an indemnified party.

8.3 Waiver of Consequential Damages. NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES UNDER ANY THEORY, ARISING OUT OF ACTIVITIES OR OBLIGATIONS UNDER OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE ACTS, OMISSIONS, NEGLIGENCE, OR FAULT OF ANY PERSON.

8.4 Services Received. Enova hereby acknowledges and agrees that:

(a) the Services to be provided hereunder are subject to and limited by the provisions of Section 2.5, Article VII, and the other provisions hereof, including, without limitation, the limitation of remedies available to Enova which restricts available remedies resulting from a Service not provided in accordance with the terms hereof to either non-payment or reperformance of such defective Service and, in certain limited circumstances, the right to terminate this Agreement;

(b) the Services are being provided solely to facilitate the transition of Enova to a separate company as a result of the Distribution, and Parent and its Affiliates do not provide any such Services to non-Affiliates;

(c) it is not the intent of Parent to render, nor of the Enova Entities to receive from Parent, professional advice or opinions, whether with regard to risk management, government relations, investor relations, internal audit, payroll, legal, finance, accounting, tax, human resources, information systems, employment, or other business and financial matters, or technical advice, whether with regard to information systems or other matters; Enova shall not rely on, or construe, any Service rendered by or on behalf of Parent as such professional advice or opinions or technical advice; and Enova shall seek all third party professional advice and opinions or technical advice as it may desire or need, and in any event Enova shall be responsible for and assume all risks associated with the Services, except to the limited extent set forth in Section 2.5 and Article VII;

(d) with respect to any software or documentation within the Services, Enova shall use such software and documentation internally and for their intended purpose only, shall not distribute, publish, transfer, sublicense, or in any manner make such software or documentation available to other organizations or persons, and shall not act as a service bureau or consultant in connection with such software; and

(e) a material inducement to Parent’s agreement to provide the Services is the limitation of liability set forth herein and the release.

ACCORDINGLY, EXCEPT WITH REGARD TO THE LIMITED REMEDIES EXPRESSLY SET FORTH HEREIN AND THE INDEMNITIES SET FORTH IN SECTION 8.1 AND SECTION 8.2 HEREOF, ENOVA SHALL ASSUME ALL LIABILITY FOR AND SHALL FURTHER RELEASE, DEFEND, INDEMNIFY, AND HOLD PARENT, ANY AFFILIATE OF PARENT, AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, THIRD PARTY SERVICE PROVIDERS, PARTNERS, AND AGENTS (ALL AS INDEMNIFIED PARTIES), FREE AND HARMLESS FROM AND AGAINST ALL LOSSES RESULTING FROM, ARISING UNDER OR RELATED TO THE SERVICES, HOWSOEVER ARISING AND WHETHER OR NOT CAUSED BY THE NEGLIGENCE OF PARENT, ANY AFFILIATE OF PARENT, OR ANY THIRD PARTY SERVICE PROVIDER, OTHER THAN THOSE LOSSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PARENT, ANY AFFILIATE OF PARENT, OR ANY THIRD PARTY SERVICE PROVIDER.

ARTICLE IX

CONFIDENTIALITY

Enova and Parent each acknowledge and agree that the terms of Article VII of the Separation and Distribution Agreement shall apply to information, documents, plans, and other data made available or disclosed by one party to the other in connection with this Agreement.

ARTICLE X

FORCE MAJEURE

10.1 Performance Excused. Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance including acts of God, fire, labor or trade disturbance, war (declared or undeclared), terrorism, civil commotion or civil unrest, riots, sabotage, compliance in good faith with any Law, unavailability of materials, unusually bad weather, interference by civil or military authorities or other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”).

10.2 Notice. The party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

10.3 Cooperation. Upon the occurrence of a Force Majeure Event, the parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Service.

10.4 No Liability. Without limiting the generality of Section 2.5, neither party shall be under any liability for failure to fulfill any obligation under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.

ARTICLE XI

MISCELLANEOUS

11.1 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, territorial, local, or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such contract or agreement as amended, restated, or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement. The captions, titles, and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section, or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the parties (and, solely for purposes of Article VIII, the indemnified parties) and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee, director, shareholder or Third Party Service Provider of Parent or any employee, director or shareholder of Enova) other than the parties.

11.2 Assignment. Except as set forth herein, neither party shall assign, transfer, or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other party, which consent may be granted or withheld in such other party’s sole discretion; provided, however, that the foregoing shall in no way restrict the performance of a Service by an Affiliate of Parent or a Third Party Service Provider as otherwise allowed hereunder.

11.3 Entire Agreement. This Agreement, and the exhibits and schedules referenced or attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof and thereof. To the extent any portion of this Agreement conflicts with any other Ancillary Agreement or the Separation and Distribution Agreement, such other Ancillary Agremeent or the Separation and Distribution Agreement, as the case may be, shall control.

11.4 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon receipt, if delivered by hand,

generally accepted means of electronic transmission, any nationally recognized overnight courier service or mail (with postage prepaid), to the following addresses:

(a)	If to Enova to:

Enova International, Inc.
200 W. Jackson Blvd., Suite 2400
Chicago, IL 60606
Attention: General Counsel
E-mail: lyoung@enova.com

(b)	If to Parent, to:

Cash America International, Inc.
1600 W. 7th Street
Fort Worth, TX 76102
Attention: General Counsel
E-mail: clinscott@casham.com

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.

11.5 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance and remedies.

11.6 Severability. If any provision of this Agreement or the application thereof is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

11.7 Amendment. No provisions of this Agreement shall be deemed amended, supplemented or modified by any party, unless such amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom such amendment, supplement or modification is sought to be enforced.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. Any signature on this Agreement may be an electronically delivered signature and all parties agree that any signature delivered electronically shall be treated as an original signature to any such document.

11.9 Authority. Each party represents to the other party that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

11.10 Binding Effect. This Agreement binds and benefits the parties and their respective successors and permitted assigns. Other than those Persons entitled to indemnity under Article VIII, there are no third party beneficiaries having rights under or with respect to this Agreement.

11.11 Waiver. A provision of this Agreement may be waived only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy, or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

11.12 Arbitration. All disputes and controversies which may arise out of or in connection with this Agreement and are not resolved through good faith negotiation shall be settled in accordance with the provisions of Article IV of the Separation and Distribution Agreement.

11.13 Relationship of Parties. This Agreement does not create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the parties.

11.14 Further Assurances. From time to time, each party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as any party may reasonably require to carry out the terms of this Agreement.

11.15 Survival. The parties agree that Articles I, VIII, and IX will survive the termination of this Agreement and that any such termination shall not affect any obligation for the payment of Services rendered prior to termination.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have signed this Transition Services Agreement effective as of the date first set forth above.

CASH AMERICA INTERNATIONAL, INC.	ENOVA INTERNATIONAL, INC.

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE 1

SERVICES

Service	Description